Exhibit 99.1




Lexmark reports second quarter financial results

o Supplies sales continued to drive growth in the second quarter
o Lexmark delivered double-digit unit growth in both laser and inkjet shipments
o Cash generation for the second quarter increased to $146 million
o Company repurchased a record $368 million of its shares in the quarter, a record $595 million in the first half


Lexington, Ky., July 26, 2005 - Lexmark International, Inc. (NYSE: LXK) today announced financial results for its second quarter ended June 30, 2005. Second quarter revenue was $1.283 billion compared to $1.248 billion last year, an increase of 3 percent driven by 9 percent growth of laser and inkjet supplies revenue. EPS were $0.64 and would have been $1.06, up 4 percent without the tax cost of $53 million, or $0.42 per share, resulting from the approval to repatriate $684 million during 2005 under the American Jobs Creation Act.

"Despite difficult market conditions that impacted our revenue growth, we grew laser and inkjet units each at a double-digit rate in the second quarter," said Paul J. Curlander, Lexmark chairman and chief executive officer. "We also increased our cash generation in the quarter to $146 million which again demonstrates the strength of our business model."

Gross profit margin of 34.6 percent for the quarter compares to 35.3 percent last year, down 70 basis points due to lower product margins, somewhat offset by a higher mix of supplies. Operating expenses were 20.9 percent of revenue, up from 20.4 percent in the prior year, driven by increased strategic investments in development and marketing. Second quarter operating income margin was 13.7 percent versus 14.9 percent in the same quarter last year.

Lexmark repurchased a record $368 million of its common stock during the quarter. The company's remaining share repurchase authorization was approximately $307 million at quarter-end. Second quarter net cash provided by operating activities increased to $146 million. Capital expenditures for the quarter were $56 million.

"The distributed printing market presents attractive growth opportunities for Lexmark. In the quarter, we continued our R&D and marketing investments focused on
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driving the long-term  growth of the company.  Our objective is to expand our product line to enter and increase our presence in the future growth segments. We are also focused on increasing the awareness of Lexmark, and developing our brand. We started this in 2004, and have continued these initiatives in 2005," said Curlander.

As part of the company's ongoing optimization of its expense structure, Lexmark also announced today that it will reduce its workforce by approximately 275 employees through the first half of 2006 with a majority of the affected employees exiting in the third quarter of 2005. This program is expected to result in pre-tax charges of $26 million. On an annual basis this reduction is expected to make $23 million available to reinvest in the company's strategic initiatives. The pre-tax charges in the third quarter are expected to be approximately $13 million, with an impact on diluted net earnings per share of approximately 8 cents.

Lexmark  continues  to  "uncomplicate"  distributed  printing

During the second quarter, Lexmark introduced new inkjet and laser products that reflect its continuing focus on uncomplicating distributed printing and making it easier for users to get things done.

     o The Lexmark X2350 and Z735 inkjet products feature the new one-cartridge inkjet platform. Consumer focus group testing showed that single printhead products were strongly favored over competitive products with multiple printheads or multiple tank systems due to the simplicity and ease of use of having to replace only one consumable part number.

     o The Lexmark C920 color laser, the Lexmark W840 wide format mono laser, and the Lexmark T640 family of mono laser products feature Lexmark's new, easy to use workgroup printer user interface. This interface features an expanded display and a numeric keypad that enables the user to execute easy to use industry specific customized workflow solutions that previously were only available on higher priced multifunction devices. The user interface also features a direct USB connection that allows direct printing of PDF files from flash memory devices. Users can quickly and easily print documents PC free by walking up to the printer and inserting their memory device.

Lexmark expanding solutions and manufacturing capabilities

In order to drive the long-term growth of the company, Lexmark continued to expand its solutions and manufacturing capabilities around the world during the second quarter.

     o Lexmark opened three new Printing and Solutions Showcase centers - Mexico City, New York, and Sydney. Each center provides an environment for customers to experience first-hand how Lexmark can help large enterprise customers from a number of different industries improve their paper intensive workflow processes.

     o Lexmark opened its fifth manufacturing facility in the state of Chihuahua, Mexico. This new facility will produce laser toner cartridges and their components used in the company's laser products.

First half financial results

Revenue for the first six months of 2005 was $2.641 billion, an increase of 5 percent versus $2.504 billion in the same period of 2004. Gross profit margin was 33.8 percent compared to 34.0 percent in the first half of last year. Operating income margin was 12.8
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percent  versus 14.0  percent in the first half of 2004.  EPS were $1.60 for the first half ($2.00 excluding a $0.02 tax benefit in the first quarter, and the $0.42 tax cost in the second quarter). EPS were $1.93 for the same period last year. In the first half of 2005 net cash provided by operating activities reached $224 million, and share repurchases were a record $595 million.

Looking forward

Looking forward, the company believes its newly announced products and its continued investments in its strategic initiatives position it well for future growth. However the company remains cautious due to uncertain market conditions and the potential for aggressive price competition.

In  the  third  quarter  of  2005,  the  company  expects  a  low-single   digit
year-over-year revenue growth rate. It expects earnings per share of $0.95 to $1.05 excluding the estimated third quarter impact from the workforce reduction. Third quarter 2004 earnings per share were $1.17 ($1.02 excluding a $0.15 benefit from the resolution of income tax matters).

                                       ###

Lexmark is hosting a conference call with securities analysts on Tuesday, July 26, 2005, at 8:30 a.m. Eastern Time. A live broadcast and a complete replay of this call can be accessed from Lexmark's investor relations Web site at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 888-338-6461 or the replay shortly after the call by calling 877-519-4471 using access code 6235059. This telephone replay will be available until noon on Monday, August 1, 2005.

Lexmark International, Inc. makes it easier for businesses and consumers to move information between the digital and paper worlds. Since its inception in 1991, Lexmark has become a leading developer, manufacturer and supplier of printing and imaging solutions for customers in more than 150 countries. Lexmark reported $5.3 billion in revenue in 2004, and can be found on the Internet at www.lexmark.com.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. Prices are estimated street prices in U.S. dollars.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties, including, but not limited to, aggressive pricing from competitors and resellers, market conditions, the impact of competitors' products, market acceptance of new products and pricing programs, management of the company's and resellers' inventory levels, increased investment to support product development and marketing, unforeseen cost impacts including those as a result of new legislation, China's revaluation of its currency, litigation or actions taken to maintain a competitive cost and expense structure, the ability and/or incremental expense to produce and deliver products to satisfy customer demand, changes in a country's or region's political or economic conditions, currency fluctuations, financial failure or loss of business with a key customer, reseller or supplier, production and supply difficulties including disruptions at important points of exit and entry and distribution centers, competition in aftermarket supplies, conflicts among sales channels, the outcome of pending and future litigation or governmental proceedings, intellectual property and other legal claims and expenses, difficulties or delays in software and information systems implementations, and other risks described in the company's Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.
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                  LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
                  CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
                     (In Millions, Except Per Share Amounts)
                                   (Unaudited)



                                                  Three Months Ended
                                                        June 30
                                          ---------------------------------

                                                2005            2004
                                             ---------        ---------
Revenue                                      $ 1,283.1        $ 1,247.7

Cost of revenue                                  838.8            807.4
                                             ---------        ---------
         Gross profit                            444.3            440.3
                                             ---------        ---------

Research and development                          83.0             76.5
Selling, general and administrative              185.8            178.0
                                             ---------        ---------
         Operating expense                       268.8            254.5
                                             ---------        ---------

         Operating income                        175.5            185.8


Interest (income) expense, net                    (7.5)            (2.3)
Other expense (income), net                        0.5             (0.3)
                                             ---------        ---------
         Earnings before income taxes            182.5            188.4

Provision for income taxes                       102.6             51.8
                                             ---------        ---------
         Net earnings                         $   79.9        $   136.6
                                             =========        =========



Net earnings per share:
         Basic                                $    0.65       $     1.05
                                              =========       ==========
         Diluted                              $    0.64       $     1.02
                                              =========       ==========


Shares used in per share calculation:
         Basic                                    123.3           130.3
                                              =========       =========
         Diluted                                  124.9           134.0
                                              =========       =========




                  LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
                  CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
                     (In Millions, Except Per Share Amounts)
                                   (Unaudited)


                                                      Six Months Ended
                                                          June 30
                                               -------------------------------

                                                    2005            2004
                                                ---------       ---------
Revenue                                         $ 2,640.7       $ 2,503.7

Cost of revenue                                   1,749.1         1,652.6
                                                ---------       ---------
         Gross profit                               891.6           851.1
                                                ---------       ---------

Research and development                            165.6           148.7
Selling, general and administrative                 388.8           351.4
                                                ---------       ---------
         Operating expense                          554.4           500.1
                                                ---------       ---------

         Operating income                           337.2           351.0


Interest (income) expense, net                      (13.9)           (4.6)
Other expense (income), net                           3.2             0.3
                                                ---------       ---------
         Earnings before income taxes               347.9           355.3

Provision for income taxes                          144.1            97.7
                                                ---------       ---------
         Net earnings                           $   203.8       $   257.6
                                                =========       =========


Net earnings per share:
         Basic                                  $     1.63      $     1.98
                                                ==========      ==========
         Diluted                                $     1.60      $     1.93
                                                ==========      ==========


Shares used in per share calculation:
         Basic                                       125.3          130.0
                                                ==========      ==========
         Diluted                                     127.2          133.5
                                                ==========      ==========




                  LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
             CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
                                  (In Millions)
                                   (Unaudited)


                                                                   June 30              December 31
                                                                     2005                  2004
                                                               -----------------     ------------------

ASSETS

Current assets:
         Cash and cash equivalents                                  $   315.6             $   626.2
         Marketable securities                                          791.4                 940.5
         Trade receivables, net                                         623.6                 744.4
         Inventories                                                    472.7                 464.9
         Prepaid expenses and other current assets                      267.4                 224.9
                                                                    ---------             ---------
                  Total current assets                                2,470.7               3,000.9

Property, plant and equipment, net                                      819.8                 792.2
Other assets                                                            326.0                 331.2
                                                                    ---------             ---------
                  Total assets                                      $ 3,616.5             $ 4,124.3
                                                                    =========             =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
         Short-term debt                                            $     1.1             $     1.5
         Accounts payable                                               539.2                 670.6
         Accrued liabilities                                            745.5                 795.6
                                                                    ---------             ---------
                  Total current liabilities                           1,285.8               1,467.7

Long-term debt                                                          149.6                 149.5
Other liabilities                                                       435.5                 424.2
                                                                    ---------             ---------
                  Total liabilities                                   1,870.9               2,041.4
                                                                    ---------             ---------

Stockholders' equity:
         Preferred stock                                                  -                     -
         Common stock and capital in excess of par                    1,112.0               1,077.7
         Retained earnings                                            2,867.5               2,663.7
         Treasury stock, net                                         (2,087.5)             (1,493.2)
         Accumulated other comprehensive loss                          (146.4)               (165.3)
                                                                   ----------             ---------
                  Total stockholders' equity                          1,745.6               2,082.9
                                                                   ----------             ---------
                  Total liabilities and stockholders' equity       $  3,616.5             $ 4,124.3
                                                                   ==========             =========